Exhibit 10.1

Separation Agreement and General Release

Bruce P. Nolop
1170 Fifth Avenue
New York, New York 10029-6527

Dear Bruce:

This letter agreement (the “Agreement”) is by and between you and Pitney Bowes Inc. and/or its parent, subsidiaries, affiliates, divisions, related business entities, and with respect to each of them, their predecessors, successors, and assigns, employee benefit plans or funds, and with respect to each such entity, all of its or their past, present and/or future directors, officers, attorneys, fiduciaries, representatives, shareholders, agents, employees, heirs, personal representatives, benefit plans, trustees, administrators and assigns, whether acting on behalf of a company entity or in their individual capacities (collectively the “Company Entities”). Your Benefit Information, regardless of whether you sign this Agreement, is provided in a separate document.

Because of the subject of this letter, its tone necessarily is formal. However, on behalf of the Company Entities, I want to express our sincere appreciation for the contributions you have made during your employment. I also want to convey to you our best wishes for your future.

This Agreement supersedes any and all previous agreements, either signed or unsigned, except that you specifically agree to continue to be bound by any patent or intellectual property provisions; any restrictive covenant provisions regarding, without limitation, non-competition, non-solicitation and non-disclosure; any non-disparagement provisions; and any Proprietary Interest Protection Agreement, all of which shall specifically survive and continue in full force and effect.

1.    SEPARATION DATE:

Your last day of work for Pitney Bowes Inc. (the “Company”) will be April 15, 2008. Your Separation Date will be April 16, 2008.

2.	SEVERANCE TERMS AND CONDITIONS:

a.

Base Severance. Under the Company’s Severance Pay Plan, you are eligible to receive one (1) week of Base Severance for each year of service (or fraction thereof) but no less than two (2) weeks pay at your base salary rate of $606,500.00 in effect as of your Separation Date. You will have 8.25 year(s) of service as of your Separation Date. Therefore, you will be eligible to receive 8.5 weeks of Base Severance, which in total is equal to the gross sum of $99,139.42 less applicable withholdings and deductions. You are eligible to receive Base Severance even if you do not sign this Agreement. Because you are considered a “key employee” as defined under Internal Revenue Code Sections 416 and 409A, your Base Severance, to which you are entitled under the Severance Pay Plan, will be aggregated with the portion of the Enhanced Severance payable in a stream as provided in Paragraph 2.b. and that aggregated balance will be paid to you in a stream of payments as described in Paragraph 2.b. below. As used in this Agreement, the term Base Severance Period means the period from your Separation Date through to the end of the period in which you are receiving Base Severance.

b.

Enhanced Severance. If you sign this Agreement and comply with all of its terms, you also will be eligible to receive Enhanced Severance in the amount of $2,530,044.51, less applicable withholdings and deductions. Of that sum, $736,903.93, less applicable withholdings and deductions shall be paid in a lump sum as soon as practicable after your last day worked. The balance of your Enhance Severance, $1,793,140.58, will be aggregated with your Base Severance, $99,139.42, and the aggregated balance will be paid to you in a stream of approximately equal installments, less applicable withholding and deductions, on regular paydays over a period beginning six months after your Separation Date and ending on April 15, 2010. As used in this Agreement, the term Enhanced Severance Period means the period from the date the Base Severance ends to April 15, 2010.

c.

By operation of the Pitney Bowes Pension Plan and the Pitney Bowes Pension Restoration Plan your Base Severance and, if you sign this Agreement, $2,238,669.51 of your Enhanced Severance will be used as pensionable earnings in calculating your pension benefit under the Pension Plan or the Pension Restoration Plan, as the case may be.

	e.	You will be paid for any earned and unused vacation pay in a lump sum as soon as practicable after your last day worked.

	f.	You agree that any money you owe the Company may be deducted from any Severance paid, subject to applicable law.

g.

Any Flex Dollars and Life Anniversary Dollars will cease upon your Separation Date. If you sign this Agreement and comply with all of its terms, your Flex Dollars will continue through the period during which you are entitled to the active employee rate.

	h.	Payment of any Severance is contingent upon your performance of your job responsibilities at acceptable levels through your Separation Date.

	i	For purposes of this Agreement, the term Severance Period means the period from your Separation Date through to the end of the period in which you are receiving any severance payments.

3.	PENSION PLAN AND RETIREE MEDICAL PLAN COVERAGE:

a.

You are fully vested in the Pitney Bowes Pension Plan (“Pension Plan”). In order to qualify for early retirement under the Pension Plan, however, you need Credited Service until January 10, 2010. Although you currently are not eligible for early retirement under the Pension Plan, if you sign this Agreement, the Pension Plan and the Pension Restoration Plan, as the case may be, provide that the entire Severance Period counts for purposes of bridging service to an Early Retirement eligibility date, in your case January 10, 2010. As your Severance Period extends from your Separation Date to April 14, 2010, you will have sufficient Credited Service for Early Retirement under the Pension Plan and Pension Restoration Plan, if you sign this Agreement.

b.

If you sign this Agreement, you will be eligible to continue to participate in the Pitney Bowes medical, prescription, and dental plans on the same basis as active employees during your Severance Period. The active employee rate is subject to change annually effective January 1st. You will be eligible to participate in benefit plans for retirees, including medical, prescription drug and/or dental coverage, after your Severance Period ends. Alternatively, you may elect coverage under COBRA when your active coverage ceases at the end of your Severance Period. Shortly after the end of your Severance Period, Hewitt Associates LLC will mail a kit containing COBRA information to your home.

You will be direct billed for this coverage on a monthly basis. Hewitt administers the active employee rate coverage through its COBRA system. You should read the COBRA notice carefully and make the appropriate election for active medical coverage. You must make that election to activate your coverage. This election will not negate the fact that you will be eligible for COBRA coverage for the full COBRA period when your active coverage ceases. At that time you will also be eligible for retiree medical coverage.

c.

If you do not sign this Agreement, your current active-employee medical, prescription drug and dental coverage elections and related costs will continue until the end of the month in which your employment terminates. Thereafter, you have the right to elect to continue your Pitney Bowes medical, prescription drug and/or dental coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA) generally for up to 18 months after your coverage as an active employee ends at the full COBRA rate. Shortly after your Separation Date, Hewitt Associates will mail a kit containing COBRA information to your home. You will be required to submit your COBRA election form and payment directly to Hewitt Associates (through the Pitney Bowes Services

Center) to continue your coverage at the full COBRA rate. Failure to provide payment may result in a lapse of coverage.

Coverage may cease before the end of the COBRA period if certain events take place (please refer to “Your Benefits Information Handbook” for more information). When the COBRA period has ended you may be offered coverage under your provider's individual coverage conversion provision, if offered by the Provider. The individual coverage offered may not be the same coverage offered under the active or COBRA plan.

4.	LIFE INSURANCE COVERAGE:

If you sign this Agreement and comply with all its terms, you will receive Company- provided term life insurance coverage equal to one year of your base salary in effect as of your Separation Date for the full term of your Severance Period (the “Extended Coverage Period”). There is no employee-paid monthly premium for this life insurance coverage but you will have imputed income based on this coverage pursuant to tax law to the extent the coverage exceeds $50,000. If, however, at any time during the Extended Coverage Period, you accept new employment and become eligible for life insurance coverage from your new employer, or if you retire, your Extended Coverage Period will immediately terminate.

5.	TRANSITIONAL SUPPORT:

If you sign this Agreement and comply with all of its terms, you will be eligible to receive transitional support for a period of up to six months or, if sooner, until such time as you commence other employment (“Transitional Support Period”). Transitional support expenses will not exceed $40,000. You agree to be available for consultation with respect to Company business during the Transitional Support Period.

6.	EXECUTIVE FINANCIAL COUNSELING:

If you sign this Agreement and comply with all of its terms, you shall continue to be provided with professional financial counseling and tax preparation services at the Company’s sole expense for a period of 24 months following the Effective Date up to an amount not to exceed $21,000.00 per calendar year (or pro rata portion for a partial calendar year) or such higher amount established by the Company on a uniform basis for similarly situated executives.

7.	CASH INCENTIVE UNITS:

The Company shall pay you a prorated payout of outstanding Cash Incentive Units (“CIUs”) pursuant to the KEIP at the close of each respective cycle in accordance with the terms of KEIP. The payout of CIUs shall be based on your total number of completed months of active service with the Company during each 36-month CIU cycle and on the achievement of performance-based targets associated with the CIUs. For purposes of this prorated calculation, the targeted payout shall be multiplied by a fraction, the numerator of which is your total number of completed months of active service with the Company through the Separation Date during the particular CIU cycle and the denominator of which is 36.

8.	STOCK OPTIONS AND RESTRICTED STOCK:

If you sign this Agreement, in accordance with the terms of Pitney Bowes Severance Policy – Treatment of Stock Options and your Award Agreement, stock options granted to you before your Separation Date that are at least partially vested as of your Separation Date will continue to vest after your Separation Date until January 10, 2010 when all outstanding unvested stock options will vest and remain exercisable until the award expiration date set forth in the respective Stock Option Award Agreement. Any stock options granted to you for which no vesting has occurred as of your Separation Date (generally within one year of your Separation Date) are automatically forfeited on your Separation Date. The restricted stock award issued to you on October 7, 2004 will forfeit on your Separation Date. If you have any outstanding incentive stock options (“ISOs”) outstanding for more than one year on your Separation Date, you must exercise those options within 90 days of your Separation Date, in order to receive the favorable tax treatment accorded to ISOs. Exercising ISOs after that period will result in the options being treated as nonqualified stock options for tax purposes.

If you wish to arrange for a “cashless exercise” of your stock options, the necessary exercise forms must be properly completed and submitted to ComputerShare no later than 2:30 p.m. (E.S.T.) on the expiration date (or 11:30 a.m. of the expiration date if on that day the New York Stock Exchange is closing at 1:00 p.m.). If your expiration date falls on a weekend or holiday, you must submit your exercise form not later than the time specified above on the last business day before the expiration date. You can fax your exercise form to ComputerShare at 201-222-4737. If you fail to follow this procedure relating to your exercise deadline, you will not be permitted to exercise your options and your options will be forfeited and they will not be reinstated. Contact ComputerShare at 1(888) 44-PITNEY if you have questions regarding exercise procedures.

9.	RETURN OF PROPERTY:

You agree that you have returned or will return by your Separation Date all property belonging or licensed to the Company or Company Entities, including but not limited to, office equipment, computers, laptops, peripherals, hardware, software, manuals, databases, computerized data, pagers, cellular phones, blackberries or similar devices, keys, identification cards, card access to Company or customer buildings and any documents and files, regardless of format, provided to or created by you in the course of your employment by the Company. Notwithstanding the above, you may keep the Company-provided laptop and docking station, if applicable, assigned to you once the Company proprietary information on the laptop is deleted by desktop support. Please coordinate with Bruce Donatuti two weeks prior to your Separation Date to have the computer scrubbed by desktop support. In addition as you will be available for consultation with Company representatives, you may keep your company issued cell phone and the Company will reimburse your monthly usage during your Transitional Support Period.

10.	WAIVER & RELEASE:

a.

By signing this Agreement, you agree that in exchange for the payments and other benefits and consideration contained in this Agreement to which you are not otherwise entitled, you, on behalf of your heirs, executors, administrators, trustees, legal representatives and assigns, forever release and discharge the Company Entities from any and all claims, actions, suits, demands, obligations, losses, liabilities, debts, obligations for damages (including but not limited to compensatory, exemplary and punitive damages), expenses, back pay, reinstatement, attorneys’ fees and costs whether known or unknown, against any of the Company Entities, arising up to and including the date you sign this Agreement, including but not limited to claims arising under Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act of 1990, the Americans With Disabilities Act of 1990; the Employee Retirement Income Security Act of 1974; the Sarbanes-Oxley Act of 2002; the Worker Adjustment and Retraining Notification Act of 1988; the National Labor Relations Act; 42 U.S.C. §1981; the Connecticut Fair Employment Practices Act; the Connecticut Family and Medical Leave Law; the Connecticut Age Discrimination and Employee Insurance Benefits Law; the Connecticut Smokers’ Rights Law; the New York State Human Rights Law; the New York City Human Rights Law; and the New York Labor Law and any and all other claims arising under or out of any other federal, state, or local statute, law, constitution, ordinance or regulation or any other claims sounding in tort or contract, including but not limited to claims relating to express or implied contracts, public policy, negligence, personal injury, emotional distress, invasion of privacy, detrimental reliance, promissory estoppel, common law claims or any other claims arising out of or relating to your employment with the Company. Specifically, and without limitation, you waive any rights that you may have under the Pitney Bowes Incentive Program and the Key Incentive Program and agree that no additional cash incentives or payments are owed to you, except as provided herein.

b.

Without detracting in any respect from any other provision of this Agreement, you, in consideration of the payments and benefits provided to you in this Agreement, agree and acknowledge that this Agreement constitutes a knowing and voluntary waiver of all rights or claims you have or may have against the Company Entities as set forth herein, including, but not limited to, all rights or claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended, including, but not limited to, all claims of age discrimination in employment and all claims of retaliation in violation of the ADEA.

c.
You affirm that you have been paid for all hours worked, for all accrued vacation or other accrued time off, except for any accrued vacation payable as soon as practicable after your last day of work, and have not suffered any on-the-job personal injury for which you have not already filed a claim. You further affirm that as of the date you sign this

Agreement you have been allowed to take all leave and afforded all other rights to which you are entitled under the Family and Medical Leave Act (FMLA) and under any applicable state Family and Medical Leave Acts and affirm that the Company has not in any way interfered with, restrained or denied your exercise of (or attempt to exercise) any federal and/or state FMLA rights, nor terminated or otherwise discriminated against you for exercising (or attempting to exercise) any such rights.

d.

To the fullest extent of the law and subject to the provisions of paragraph (e) below you represent and affirm that (i) you have not filed or caused to be filed, on your behalf, or are not aware of any lawsuit, complaint or claim for relief against any of the Company Entities, and you will not file or cause a filing on your behalf any lawsuit, complaint or claim for relief against any of the Company Entities; and (ii) you have no knowledge of any purported improper, unethical or illegal conduct or activities and have not reported any such conduct or activities to any supervisor, manager, department head, Human Resources representative, Corporate Compliance representative, agent or other representative of the Company, to any member of the Company’s legal or compliance departments, to PB Resolve, or to the Ethics Hotline.

e.

Nothing in this Agreement shall prohibit or restrict you from (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by any federal or state regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s legal or compliance departments; or (iii) testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of the Sarbanes- Oxley Act or any federal, state or municipal law relating to fraud or any rule or regulation of the Securities and Exchange Commissioner, or any self-regulatory organization.

11.	NON-WAIVER OF VESTED OR LEGAL RIGHTS:

By signing this Agreement you are not releasing any rights or claims which cannot be released by law including: (1) any and all accrued or vested benefits subject to the terms of applicable Company benefit plans and COBRA (for example, vested pension rights, COBRA rights to continued coverage for medical, prescription and dental, and conversion to individual coverage for life insurance); (2) claims that may arise after the date that you sign this Agreement; (3) workers’ compensation claims; or (4) your right to file a charge with an administrative agency such as the Equal Employment Opportunity Commission; however you are waiving all rights to recover money in connection with any such charge.

12.	COOPERATION:

You agree to cooperate fully with reasonable requests in the handling or investigation of any administrative charges, government inquires or lawsuits involving Pitney Bowes and its subsidiaries that relate to matters that arose while you were an employee of Pitney Bowes. The Company will reimburse you for any reasonable out-of-pocket expenses you incur by reason of such cooperation, including any loss of income. Pitney Bowes will make reasonable efforts to minimize any interruption to your life in connection with your cooperation in such matters as provided for in this paragraph.

13.   POST EMPLOYMENT OBLIGATIONS:

a.	You have certain post-employment obligations set forth in the PIP that you previously signed. This PIP survives this Agreement and is incorporated herein by reference. A copy of the PIP is attached.

b.

Given your position with the Company, you had access to proprietary information which is information not made available to the public and is maintained as confidential by the Company including, but not limited to, Company procedures, scientific or technical knowledge or production information; business information of the Company including, but not limited to, marketing and business plans and strategies; customer identities, lists, needs or current or proposed product usage; current or proposed product and equipment costs, specifications and pricing, licensing arrangements, and internal financial information, personnel information including personnel lists, resumes, performance evaluations and organization structures; and, passwords or access codes to Company data bases. You agree that you hold and will hold all such information (including information as to the termination of your employment hereunder) in a fiduciary capacity for the benefit of the Company, and will not disclose to any third party or use for your benefit or that of any third party, any proprietary information other than what is reasonably appropriate in connection with your securing other employment or engagements.

c.

You agree that neither you nor anyone acting at your direction shall at any time denigrate, through adverse or disparaging communication, written or oral, whether true or not, the operations or business of the Company or its current or former employees, including, without limitation, the expression of personal views, opinions or judgments. Further, following the Separation Date, you shall refrain from making any statement, communication or publication that disseminates or publicizes confidential information about, places in a false light, defames, disparages or holds up to ridicule the Company or its past or present officers, management or employees.

The provisions of this paragraph shall not apply to any truthful statement required to be made by you only as a result of a subpoena or other legal compulsion in any court proceeding of government or regulatory investigation. You further agree to notify the Company’s Office of the General Counsel within three (3) working days of your receiving any such legal process, which refers to the Company.

d.

You further acknowledge that your breach of the Agreement will result in irreparable and continuing damage to the Company for which monetary damages would be an inadequate remedy. In the event of any such breach or threatened breach by you, the Company shall be entitled to insist upon specific performance of this Agreement, and the Company shall be entitled to preliminary and permanent injunctive relief.

e.	Separately, if you should violate any of the provisions of this Agreement, particularly your Post-Employment Obligations, the Company shall have the right, as allowed by law, to terminate any Enhanced Severance, benefit, including benefit subsidization, and any other consideration that is conditioned on you signing this Agreement. The Company shall also be entitled to, as allowed by law, disgorgement of any payments made to you while you were in violation of your Post-Employment Obligations.

14.	ENFORCEABILITY/NON-ADMISSION:

If one or more provisions or terms of this Agreement shall be ruled unenforceable, you understand that the Company may elect to enforce this Agreement or cancel it.

15.	MATERIAL BREACH:

The Company at any time during the period of this Agreement, at its sole discretion, reserves the right to cancel any additional pay, benefits or additional considerations beyond statutory mandates, if it is discovered that you have willfully failed to comply with any material provisions of this Agreement.

16.	TAXATION:

Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local and foreign taxes that are required to be withheld by applicable laws and regulations. Notwithstanding anything to the contrary, the Company does not guarantee the tax treatment of any payments and benefits under this Agreement, including without limitation pursuant to the Internal Revenue Code (“Code”) or any other applicable federal, state or local law and any guidance issued there under.

You acknowledge that you have been advised by this writing to consult with counsel of your own choosing on all issues relating to this Agreement, including the tax treatment of all payments and benefits and Code Section 409A.

17.	FOR TOP 50 PAID “KEY EMPLOYEES”

Notwithstanding anything in this Agreement to the contrary, it is the intention of the Company and you that, to the extent applicable, this Agreement comply with Code Section 409A and any guidance issued thereunder, and this Agreement and the payment of any benefits hereunder shall be interpreted, operated and administered accordingly. The Company and you agree to cooperate and negotiate in good faith to adjust this Agreement (if necessary) and the payments and benefits hereunder to comply with Code Section 409A and such guidance (but without additional consideration being provided to you) so as to avoid the imposition of any additional taxes, penalties or costs.

18.	TIME TO CONSIDER AGREEMENT AND EFFECTIVE DATE:

	a.	Acceptance:
Please review this Agreement carefully with the person of your choice, including an attorney, before signing it. You have twenty-one (21) days to consider this Agreement.

	b.	Revocation:

After signing this Agreement, you still have seven (7) calendar days to revoke this Agreement by written notice to the Company (the “Revocation Period”). If you chose to revoke this Agreement, your written notice of revocation must be received by the Company by 9:00 a.m. on the eighth day after you sign this Agreement. You may fax your notice of revocation to Pitney Bowes Business Operations at (203) 207-8569 or mail it to Pitney Bowes, Attention: Business Operations, 27 Waterview Drive, MSC #2C 750, Shelton, CT 06484.

If you revoke your Agreement, the terms of this Agreement shall become null and void.

	c.	Effective Date:

If you do not timely revoke it, this Agreement shall become effective automatically upon the expiration of the Revocation Period (the “Effective Date”), which is the eighth (8th) calendar day after it is executed.

19.	NO ORAL RELIANCE OR UNILATERAL MODIFICATION:

You agree that you have relied only on the terms set forth in this Agreement and not on any representation or statement made by a Company employee, agent or representative, in accepting this Agreement. The Agreement will not be effective or accepted if modified by you unilaterally without the consent and agreement of the Company. This Agreement may be modified or changed only if in writing signed by you and the Company or its successors in interest.

20.	NO ADMISSION:

This Agreement does not constitute an admission by the Company of any liability whatsoever, or as an admission by the Company of any violation of your rights, or violation of any order, law, statute, duty, or contract liability to you on the part of the Company, its employees or agents or related companies or their employees or agents.

21.	STATE LAW:

This Agreement will be governed by and construed and interpreted in accordance with the laws of the State of Connecticut without regard to principles of conflicts of law. You specifically consent to the exclusive jurisdiction and venue in the state and federal courts of Connecticut.

22.	ACKNOWLEDGMENTS:

You acknowledge that you: (a) have carefully read this Agreement in its entirety; (b) have had the opportunity to consider the terms of this Agreement for at least 21 calendar days; (c) are and have been advised by the Company, in this writing, to consult with an attorney of your choice before signing this Agreement; (d) fully understand the significance of all of the terms and conditions of this Agreement, have no physical or mental impairment of any kind that has interfered with your ability to read and understand the meaning of this Agreement or its terms, and have discussed them with an attorney of your choice, or have had a reasonable opportunity to do so; and (e) are signing this Agreement voluntarily and of your own free will and agree to abide by all of the terms and conditions contained herein.

Very truly yours,

/s/ Johnna Torsone Johnna Torsone SVP and Chief Human Resources Officer /mm:

SEPARATION AGREEMENT AND GENERAL RELEASE

I have read this SEPARATION AGREEMENT AND GENERAL RELEASE and I understand all of its terms. I enter into and sign this AGREEMENT knowingly and voluntarily, with full knowledge of what it means.

/s/ Bruce P. Nolop
Bruce P. Nolop

April 14, 2008
(Date)

STATE OF_______ Connecticut _____________
)ss
COUNTY OF _________ Fairfiled _________

On this      14th                          day of        April               2008         , before me personally came                          Bruce P. Nolop                               to me known and known to me to be the individual described in, and who executed the foregoing Separation Agreement and General Release, and duly acknowledged to me that he executed the same.

/s/ Mary E. Burke
Notary Public